UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017 (March 16, 2017)

Lightwave Logic, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-52567	82-049-7368
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1831 Lefthand Circle, Suite C, Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 340-4949

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Thomas Zelibor

On March 16, 2017 Thomas Zelibor tendered his resignation as Chief Executive Officer of Lightwave Logic, Inc. (the “Company”) effective April 30, 2017.  Mr. Zelibor will retain his position as Chair of the Board. A copy of Mr. Zelibor’s resignation letter is attached at Exhibit 99.1.

Dr. Michael Lebby

On March 16, 2017, the Company’s Board of Directors elected Dr. Michael Lebby as the Chief Executive Officer of the Company effective May 1, 2017.  Dr. Lebby will also continue to serve as a member of the Company’s Board of Directors. Dr. Lebby will resign from the Operations Committee of the Board of Directors effective April 30, 2017.

In connection with his new position, on March 20, 2017, Dr. Lebby entered into an employee agreement with the Company with an effective date of May 1, 2017.  Dr. Lebby will receive as compensation, among other things, (i) a base salary of $265,000 per year, and (ii) an option to purchase up 350,000 shares of common stock. The options vest quarterly over one year in equal installments of 87,500 shares per quarter beginning May 1, 2017. All of the options expire on March 19, 2027. The description of Dr. Lebby’s employee agreement is not complete, and is qualified in its entirety by reference to the employee agreement attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Dr. Lebby, age 56, has served as a director of our Company since August 26, 2015, and he currently serves a member of our Operations Committee. From June 2013 to present, Dr. Lebby has served as President and CEO of OneChip Photonics, Inc., a privately held company headquartered in Ottawa, Canada, that is a leading provider of low-cost, small-footprint, high-performance indium phosphide (InP)-based photonic integrated circuits (PICs) and PIC-based optical sub-assemblies (OSAs) for the Data Center markets. Also, Dr. Lebby presently serves as part-time full professor, and chair of optoelectronics at Glyndwr University in Wales, UK, and as a consultant to bring forward advanced materials, device, and integrated photonics technologies that will generate high margin value as products.  Since 2015, Dr. Lebby has been focusing on InP-based photonic integrated circuits (PICs) and optoelectronic integrated circuits (OEICs) for the datacenter segment and has been instrumental in assembling California’s proposal (via USC) to the Federal Government for an integrated photonics manufacturing institute.  Dr. Lebby holds a Doctor of Engineering, a Ph.D., a MBA and a Bachelors degree, all from the University of Bradford, United Kingdom.

Andrew Ashton

On March 16, 2017 Andrew Ashton tendered his resignation as a member of the Company’s Board of Directors, effective March 22, 2017. Mr. Ashton will retain his positions as Senior Vice President and Secretary of the Company. A copy of Mr. Ashton’s resignation letter is attached at Exhibit 99.2.

James Marcelli

On March 16, 2017, the Company entered into an amended employee agreement with James S. Marcelli, the Company’s President and Chief Operating Officer. The amended employee agreement has an effective date of May 1, 2017. It amends Mr. Marcelli’s previous employee agreement to (i) increase his base salary to $250,000 per year, and (ii) extend his employee agreement’s expiration date to December 31, 2019. The description of Mr. Marcelli’s employee agreement amendment is not complete, and is qualified in its entirety by reference to the employee agreement amendment attached hereto as Exhibit 10.2, which is incorporated by reference herein.

Item 8.01

Other Events

On March 22, 2017 the Company issued a press release announcing that the Dr. Michael Lebby will assume the role of Chief Executive Officer effective May 1, 2017 while Tom Zelibor remains Chair of the Board. The full text of the press release is attached as Exhibit 99.3 to this report.

Item 9.01

Financial Statements and Exhibits

(d)

 Exhibits:

Exhibit No.	Description

10.1	Employee Agreement – Michael Lebby
10.2	Employee Agreement Amendment - James Marcelli
99.1	Thomas Zelibor Resignation Letter
99.2	Andrew Ashton Resignation Letter
99.3	Press Release dated March 22, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTWAVE LOGIC, INC.

By:	/s/ James S. Marcelli
Name:	James S. Marcelli
Title:	President

Dated: March 22, 2017